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Exhibit 10.19

LICENSE AGREEMENT

Effective as of July 9th, 1997 ("Effective Date"), THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California ("STANFORD"), and, ACCURAY INCORPORATED, a California corporation having a principal place of business at 570 Del Rey Avenue, Sunnyvale, California 94086 ("LICENSEE"), hereby agree as follows:

1.     BACKGROUND

  1.1
  STANFORD has an assignment of certain proprietary imaging software ("Invention[s]"), as described in Stanford Docket S93-188 and S95-124 and any Licensed Patent(s), as hereinafter defined, which may issue to such Invention(s).

  1.2
  STANFORD has certain technical data, software and information as herein defined ("Technology") pertaining to such Invention(s).

  1.3
  STANFORD desires to have the Technology and Invention(s) perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

  1.4
  LICENSEE desires a license under said Technology, Invention(s) and Licensed Patent(s) to develop, manufacture, use and sell Licensed Product(s) in the field of use of treatment planning for radiosurgery and high-speed inter-modality image registration via iterative feature matching.

2.     DEFINITIONS

  2.1
  "Licensed Patent(s)" means any Letters Patent issued upon STANFORD's patent applications serial numbered 188,436 and 21,588 filed one January 28th, 1994 and July 11th, 1996, respectively including both US and foreign patent applications and/or any divisions, continuations or reissuances thereof.

  2.2
  "Technology" means existing technical data, software and information, including, but not limited to, source code, binary files or the information contained in the Patent Application pertaining to the Invention(s) and provided to the LICENSEE whether or not it is of a confidential nature.

  2.3
  "Licensed Product(s)" means any product or part thereof in the Licensed Field of Use, the manufacture, use, or sale of which:

  (a)
  Is covered by a valid claim of an issued, unexpired Licensed Patent(s) directed to the Invention(s). A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken;

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

    (b)
    Is covered by any claim being prosecuted in a pending application directed to the Invention(s); or

    (c)
    Incorporates any of the Technology.

  2.4
  "Licensed Field of Use" means all purposes related or pertaining to treatment planning for radio surgery and high-speed inter-modality image registration via iterative feature matching.

  2.5
  "Licensed Territory" means all geographic and political areas of the universe without limitation.

3.     GRANT

  3.1
  STANFORD hereby grants and LICENSEE hereby accepts a license in the Licensed Field of Use to make, use and sell Licensed Product(s) in the Licensed Territory.

  3.2
  Said license is nonexclusive and survives until expiration of the last to expire of Licensed Patent(s).

  3.3
  STANFORD shall have the right to practice the Invention(s) and use the Technology for itself or in collaboration with third party academic or not-for-profit research institutions. STANFORD shall have the right to publish any information included in Technology and Licensed Patent(s).

4.     DILIGENCE

  4.1
  As an inducement to STANFORD to enter into this Agreement, LICENSEE agrees to use all reasonable efforts and diligence to proceed with the development, manufacture and sale or lease of Licensed Product(s) and to diligently develop markets for the Licensed Product(s). Unless LICENSEE has sold a Licensed Product(s) within twelve (12) months of the license effective date, LICENSEE agrees that STANFORD may terminate this Agreement. STANFORD may also terminate this Agreement in the event that LICENSEE has not sold any Licensed Product for a continuous period of one (1) year.

5.     ROYALTIES

  5.1
  LICENSEE agrees to pay to STANFORD a non-creditable, non-refundable license issue royalty of [*] dollars ($[*]) payable in two (2) installments as follows:

  (a)
  [*] dollars ($[*]) upon the execution hereof the receipt of which is hereby acknowledged; and

  (b)
  [*] dollars ($[*]) upon the completion of the sale of three (3) Licensed Products.

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  5.2
  Beginning on July 1st, 1998, and each year thereafter, LICENSEE shall pay to STANFORD a yearly minimum royalty of [*] dollars ($[*]). Said yearly royalty payments are non-refundable and creditable against earned royalties to the extent provided in Paragraph 5.4 hereof.

  5.3
  In addition, LICENSEE shall pay STANFORD earned royalties as follows:

  (a)
  [*] dollars ($[*]) for each Licensed Product sold which utilizes any patent, software or technology arising from Stanford docket S93-188; and

  (b)
  [*] dollars ($[*]) for each Licensed Product sold which utilizes any patent, software or technology arising from Stanford docket S95-124; or, alternatively,

  (c)
  [*] dollars ($[*]) for each Licensed Product sold which utilizes any patent, software or technology, or any combination thereof, arising from both Stanford dockets S93-188 and S95-124.

  5.4
  Creditable payments under this Agreement shall be an offset to LICENSEE against each earned royalty payment which LICENSEE would be required to pay pursuant to Paragraph 5.3 hereof until the entire credit is exhausted.

  5.5
  If this Agreement is not terminated in accordance with other provisions hereof, LICENSEE's obligation to pay royalties hereunder shall continue for so long as LICENSEE, by its activities would, but for the license granted herein, infringe a valid claim of an unexpired Licensed Patent(s) of STANFORD covering said activity.

  5.6
  The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalty payments due unto STANFORD shall be paid in U.S. Dollars. All non-U.S. taxes related to royalty payments shall be paid by LICENSEE and are not deductible from the payments due STANFORD.

6.     ROYALTY REPORTS, PAYMENTS AND ACCOUNTING

  6.1
  Beginning with the first sale of a Licensed Product(s), LICENSEE shall make written reports (even if there are no sales) and earned royalty payments to STANFORD within thirty (30) calendar days after the end of each calendar quarter. This report shall state the number, description and aggregate unit sales of Licensed Product(s) during such completed calendar quarter and resulting calculation pursuant to Paragraph 5.3 hereof of all earned royalty payments due unto STANFORD for such completed calendar quarter. Concurrent with the making of each such report, LICENSEE shall include therewith payment in full of all such royalties due unto STANFORD for the calendar quarter covered by such report.

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  6.2
  LICENSEE agrees to keep and maintain records for a period of three (3) years showing the manufacture, sale, use and other disposition of products sold or otherwise disposed of under the license herein granted. Such records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers and related information in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. LICENSEE further agrees to permit its books and records to be examined by STANFORD from time to time to the extent necessary to verify reports provided for in Paragraph 6.1 hereof. Such examination shall be made by STANFORD or its designee, at the expense of STANFORD, except in the event that the results of the audit reveal an under reporting of royalties due STANFORD of five percent (5%) or more, then the audit costs shall be paid by LICENSEE.

7.     NEGATION OF WARRANTIES

  7.1
  Nothing in this Agreement is or shall be construed as:

  (a)
  A warranty or representation by STANFORD as to the validity or scope of any Licensed Patent(s);

  (b)
  A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

  (c)
  An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 12;

  (d)
  Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of STANFORD or other persons other than Licensed Patent(s), regardless of whether such patents or other rights are dominant or subordinate to any Licensed Patent(s); or

  (e)
  An obligation to furnish any technology or technological information other than the Technology.

  7.2
  Except as expressly set forth in this Agreement, STANFORD MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

8.     INDEMNITY

  8.1
  LICENSEE agrees to indemnify, hold harmless and defend STANFORD and Stanford Health Services and their respective trustees, officers, employees, students and agents against any and all claims for death, illness, personal injury, property damage and improper business practices arising out of the manufacture, use, sale or other disposition of Invention(s), Licensed Patent(s), Licensed Product(s) or Technology by LICENSEE or its customers.

  8.2
  STANFORD shall not be liable for any indirect, special, consequential or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise. STANFORD shall not have any responsibilities or liabilities whatsoever with respect to Licensed Products(s).

  8.3
  LICENSEE shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

  8.4
  In addition to the foregoing, LICENSEE shall maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carrier(s) to cover the activities of LICENSEE. Such insurance shall provide minimum limits of liability of five million dollars ($5,000,000) and shall include STANFORD, Stanford Health Services, their trustees, directors, officers, employees, students and agents as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. At STANFORD's request, LICENSEE shall furnish a Certificate of Insurance evidencing primary coverage and requiring thirty (30) calendar days prior written notice of cancellation or material change to STANFORD. LICENSEE shall advise STANFORD, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All such insurance of LICENSEE shall be primary coverage; insurance of STANFORD or Stanford Health Services shall be excess and noncontributory.

9.     MARKING

  9.1
  Prior to the issuance of patents on the Invention(s), LICENSEE agrees to mark Licensed Products (or their containers or labels) made, sold or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents, with the numbers of the Licensed Patent(s).

10.   STANFORD NAMES AND MARKS

  10.1
  LICENSEE agrees not to identify STANFORD in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of any STANFORD faculty member (excepting only John R. Adler, Jr., M.D.), employee or student or any trademark, service mark, trade name or symbol of STANFORD or of the Stanford Health Services, or that is associated with either of them, without STANFORD's prior written consent

11.   INFRINGEMENT BY OTHERS: PROTECTION OF PATENTS

  11.1
  LICENSEE shall promptly inform STANFORD of any suspected infringement of any Licensed Patent(s) by a third party.

  11.2
  In the event that STANFORD and LICENSEE agree to jointly institute an action for infringement of the Licensed Patent(s) against such third party, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally and any recovery or settlement shall be shared equally. LICENSEE and STANFORD shall agree to the manner in which they shall exercise control over such action. STANFORD may, at its sole discretion, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by STANFORD.

  11.3
  In the absence of an agreement to institute a suit jointly, STANFORD may institute suit, and, at its option, join LICENSEE as a plaintiff. If STANFORD decides to institute suit, then it shall notify LICENSEE in writing. LICENSEE's failure to notify STANFORD in writing, within fifteen (15) calendar days after the date of the notice, that it will join in enforcing the patent pursuant to the provisions hereof, shall be deemed conclusively to be LICENSEE's assignment to STANFORD of all rights, causes of action and damages resulting from any such alleged infringement. STANFORD shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement.

  11.4
  In the absence of an agreement to institute a suit jointly and if STANFORD notifies LICENSEE that it has decided not to join in or institute a suit, as provided in Paragraphs 11.2 or 11.3 hereinabove, LICENSEE may institute suit and, at its option, join STANFORD as a plaintiff. LICENSEE shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement.

  11.5
  Should either STANFORD or LICENSEE commence a suit under the provisions of Paragraphs 11.2, 11.3 or 11.4 hereof and thereafter elect to abandon the same, it shall give timely notice to the other party who may, at its sole discretion, continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between STANFORD and LICENSEE.

12.   TERMINATION

  12.1
  LICENSEE may terminate this Agreement by giving STANFORD notice in writing at least thirty (30) calendar days in advance of the effective date of termination selected by LICENSEE.

  12.2
  STANFORD may terminate this Agreement if LICENSEE:

  (a)
  Is in default in payment of royalty or providing of reports;

  (b)
  Is in breach of any provision hereof; or

  (c)
  Provides any false report;

and LICENSEE fails to remedy any such default, breach, or false report within thirty (30) calendar days after written notice thereof by STANFORD.

  12.3
  Surviving any termination hereof are:

  (a)
  LICENSEE's obligation to pay royalties accrued or accruable;

  (b)
  Any cause of action or claim of LICENSEE or STANFORD, accrued or to accrue, because of any breach or default by the other party; and

  (c)
  The provisions of Articles 8, 9 and 10.

13.   ASSIGNMENT

  13.1
  This Agreement may not be assigned without the written permission of STANFORD, except upon the sale or merger of essentially all of the assets of LICENSEE to a third party.

14.   ARBITRATION

  14.1
  Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

  14.2
  Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by LICENSEE and STANFORD within thirty (30) calendar days of such arbitration request Judgement upon the award rendered by the arbitrator shall be final and non-appealable and may be entered in any court having jurisdiction thereof.

  14.3
  The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the California Superior Court. The Arbitrator may limit the scope, time and/or issues involved in discovery.

  14.4
  Any arbitration shall be held at Stanford, California, unless the parties hereto mutually agree in writing to another place.

15.   NOTICES

  15.1
  All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

    If to STANFORD, at Office of Technology Licensing, Stanford University, 900 Welch Road, Suite 350, Palo Alto, CA 94304-1850;

    If to LICENSEE, at Accuray Incorporated, 570 Del Rey Avenue, Sunnyvale, CA 94086.

        Either party may change its address upon written notice to the other party.

16.   WAIVER

  16.1
  None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance.

17.   APPLICABLE LAW

  17.1
  This Agreement shall be governed by the laws of the State of California applicable to agreements negotiated, executed and performed wholly within California.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

/s/ KATHARINE KU THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY by Katharine Ku Director of Technology Licensing	DATE:	July 17, 1997
/s/ JAMES R. DOTY ACCUAY INCORPORATED by James R. Doty, M.D. Chairman and Chief Executive Officer	DATE:	July 18, 1997

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LICENSE AGREEMENT